Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
PRG-Schultz Announces First Quarter 2007 Financial Results
ATLANTA, May 14, 2007 — PRG-Schultz International, Inc. (Nasdaq: PRGX), the world’s largest recovery audit firm, today announced its unaudited financial results for the first quarter ended March 31, 2007.
Highlights of Financial Results
•	Net earnings for the 2007 first quarter were $1.5 million or $0.16 per basic share and $0.13 per diluted share, compared to a net loss of $10.3 million, or $(1.66) per basic and diluted share for the same period in 2006. The first quarter 2007 net income included a charge of $2.7 million related to stock-based compensation. The first quarter 2006 net loss included a non-cash charge of $10.1 million resulting from the Company’s financial restructuring, a charge of $0.4 million related to stock-based compensation and a charge of $0.4 million for severance and other charges related to an operational restructuring.

•	Adjusted EBITDA for the 2007 first quarter was $11.6 million compared to $6.6 million of adjusted EBITDA for the same period in 2006. The 2007 first quarter adjusted EBITDA is earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) excluding the $2.7 million charge for stock-based compensation. The comparable adjusted EBITDA amount for the first quarter of 2006 is EBITDA for the period which excludes the non-cash charge of $10.1 million resulting from the financial restructuring, and excluding the charge of $0.4 million related to stock-based compensation and the operational restructuring charge of $0.4 million. (Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA).

•	Consolidated revenue for the first quarter of 2007 was $66.9 million, an increase of 2.1% compared to $65.5 million for the same period in 2006. Cost of Revenue and SG&A expenses combined were $60.2 million for the 2007 first quarter, reflecting a reduction of $2.0 million, or 3.2%, compared to the same period in 2006.
Liquidity
At March 31, 2007 the Company had cash and cash equivalents of $21.4 million and had no borrowings against its revolving credit facility. Total debt outstanding at quarter-end was $130.3 million and included a $15.4 million outstanding balance on a variable rate term loan due 2010, $51.5 million in principal amount of 11.0% Senior Notes Due 2011, $61.9 million in principal amount of 10.0% Senior Convertible Notes Due 2011, and $1.5 million of capital lease obligations.

In addition, the Company had 9.0% Series A preferred stock outstanding with an aggregate liquidation preference of $8.9 million, which is mandatorily redeemable in 2011. The Company paid down $9.6 million of the term loan balance during the first quarter of 2007. Also, $0.6 million in principal amount of Senior Convertible Notes and $2.4 million in liquidation preference of Series A preferred stock were converted during the quarter into approximately one million shares of common stock. During the first quarter, the Company also retained an investment banking firm to assist in the evaluation and pursuit of financing alternatives to reduce the Company’s cost of capital.
“We are pleased that our disciplined cost management and clear focus on our most important clients has led to another successive quarter of improved results,” said James B. McCurry, chairman, president and chief executive officer. “We continue to aggressively pursue our three part strategy of strengthening our position as the world’s leading recovery audit firm, developing new services to meet the needs of our strong base of clients, and pioneering recovery audit into the new territory of Medicare. We are excited by the upcoming expansion of recovery audit of Medicare to all fifty states and are actively investing to strengthen our Medicare auditing capabilities in preparation for this opportunity.”
First Quarter Earnings Call
As previously announced, management will hold a conference call later this morning at 8:30 AM (EDT) to discuss its first quarter 2007 financial results. To access the conference call, listeners in the U.S. and Canada should dial +1-800-561-2731 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial 617-614-3528. To be admitted to the call, listeners should use passcode 11773003. A replay of the call will be available one hour after the conclusion of the live call, extending through June 15, 2007. To directly access the replay, dial +1-888-286-8010 (U.S. and Canada) or 617-801-6888 (outside the U.S. and Canada). The passcode for the replay is 15058283.
This teleconference will also be audiocast on the Internet at www.prgx.com (click on “(NASDAQ: PRGX)” under “Investor Relations”). A replay of the audiocast will be available at the same location on www.prgx.com beginning one hour after the conclusion of the live audiocast, extending through June 15, 2007. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.
About PRG-Schultz International, Inc.
Headquartered in Atlanta, PRG-Schultz International, Inc. is the world’s leading recovery audit firm, providing clients throughout the world with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG industry specialists review client purchases and payment information to identify and recover overpayments.
Non-GAAP Financial Measures
EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Schedule 3 provides a reconciliation of net earnings (loss) to each of EBITDA and adjusted EBITDA.
Forward Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition and position, the Company’s ability to reduce its cost of capital, the strength of the Company’s existing client base, the Company’s ability to attack future opportunities, including opportunities associated with the expansion of the Medicare recovery audit program, and the reliability of the cash flow from the Company’s core audit recovery business. Such forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include the Company’s ability to retain personnel, Medicare audit revenues that do not meet expectations or justify costs incurred, the Company’s ability to replace the declining revenues from its core accounts payable services, changes in the market for the Company’s services, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business and the success of its restructuring plan, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 23, 2007. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
Contact: PRG-Schultz International, Inc.
Peter Limeri
770-779-6464

SCHEDULE 1
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months
	Ended March 31,
	2007	2006
Revenues	$66,908	$65,538
Cost of revenues	45,464	47,257

Gross margin	21,444	18,281

Selling, general and administrative expenses	14,740	14,894
Operational restructuring expenses	—	408

Operating income (loss)	6,704	2,979

Interest expense, net	(4,115)	(2,543)
Loss on financial restructuring	—	(10,129)

Earning (loss) from continuing operations before income taxes and discontinued operations	2,589	(9,693)

Income tax expense (benefit)	1,055	650

Earnings (loss) from continuing operations before discontinued operations	1,534	(10,343)

Discontinued operations:
Earnings (loss) from discontinued operations, net of taxes	(11)	49

Net earnings (loss)	$1,523	$(10,294)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.16	$(1.67)
Earnings (loss) from discontinued operations	—	0.01

Net earnings (loss)	$0.16	$(1.66)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.13	$(1.67)
Earnings (loss) from discontinued operations	—	0.01

Net earnings (loss)	$0.13	$(1.66)

Weighted average shares outstanding:
Basic	8,373	6,211

Diluted	12,164	6,211

Certain reclassifications have been made to the 2006 amounts to conform to the presentation in 2007.

SCHEDULE 2
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$21,359	$35,013
Restricted cash	3,413	3,438
Receivables:
Contract receivables	38,720	40,921
Employee advances and miscellaneous receivables	769	2,534

Total receivables	39,489	43,455

Funds held for client obligations	42,104	42,304
Prepaid expenses and other current assets	2,488	2,806

Total current assets	108,853	127,016

Property and equipment	9,474	10,403
Goodwill	4,600	4,600
Intangible assets	22,715	23,062
Other assets	11,534	13,586

Total assets	$157,176	$178,667

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portions of debt obligations	$1,434	$750
Obligations for client payables	42,104	42,304
Accounts payable and accrued expenses	29,289	33,788
Accrued payroll and related expenses	29,777	41,026
Deferred revenue	3,631	3,930

Total current liabilities	106,235	121,798

Convertible notes	—	—
Senior notes	44,117	43,796
Senior convertible notes	67,108	68,030
Other debt obligations	15,457	25,096
Noncurrent compensation obligations	7,426	5,859
Other long-term liabilities	7,374	7,372

Total liabilities	247,717	271,951

Mandatorily redeemable participating preferred stock	8,916	11,199

Shareholders’ equity (deficit):
Common stock	93	84
Additional paid-in capital	517,612	513,920
Accumulated deficit	(570,625)	(571,818)
Accumulated other comprehensive income	2,173	2,041
Treasury stock at cost	(48,710)	(48,710)

Total shareholders’ equity (deficit)	(99,457)	(104,483)

Total liabilities and shareholders’ equity (deficit)	$157,176	$178,667

SCHEDULE 3
PRG-Schultz International, Inc. and Subsidiaries
Reconciliation of Net Earnings (Loss) to EBITDA and Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2007	2006
Reconciliation of net earnings (loss) to adjusted EBITDA:

Net earnings (loss)	$1,523	$(10,294)

Adjust for:
Earnings (loss) from discontinued operations	(11)	49

Earnings (loss) from continuing operations	1,534	(10,343)

Adjust for:
Income taxes	1,055	650
Interest	4,115	2,543
Loss on financial restructuring	—	10,129
Depreciation and amortization	2,211	2,856

EBITDA	8,915	5,835

Operational restructuring expenses	—	408
Stock-based compensation	2,734	367

Adjusted EBITDA	$11,649	$6,610

EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2007	2006
Cash flows from operating activities:

Net earnings (loss)	$1,523	$(10,294)
Earnings (loss) from discontinued operations	(11)	49

Earnings (loss) from continuing operations	1,534	(10,343)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by (used in) operations:
Loss on financial restructuring	—	10,129
Depreciation and amortization	2,211	2,856
Stock-based compensation expense	2,734	367
Amortization of debt discounts and deferred costs	492	245
(Increase) decrease in receivables	5,778	12,042
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	(16,495)	(8,358)
Other, primarily changes in assets and liabilities	110	536

Net cash provided by (used in) operating activities	(3,636)	7,474

Cash flows from investing activities — purchases of property and equipment, net of disposals	(395)	(302)

Net cash provided by (used in) financing activities	(9,783)	(831)

Cash flows from discontinued operations	(11)	55

Effect of exchange rates on cash and cash equivalents	171	21

Net increase (decrease) in cash and cash equivalents	(13,654)	6,417

Cash and cash equivalents at beginning of period	35,013	11,848

Cash and cash equivalents at end of period	$21,359	$18,265